Exhibit 77Q1(a)

At a meeting of the Board of Trustees of Mount Vernon Securities
Lending Trust (the "Board"), held on December 17, 2015, the Board approved an amendment to Article V, Section 3 of the Bylaws of Mount
Vernon Securities Lending Trust to read in its entirety as follows:

Article V - GENERAL PROVISIONS

      SECTION 3. Forum for Adjudication of Disputes.  Unless
the Trust consents in writing to the selection of an alternative forum, the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the Trust, (ii) any action asserting a claim of breach of a fiduciary duty owed by any Trustee, officer or other employee of the Trust to the Trust or the Trust's
shareholders, (iii) any action asserting a claim arising pursuant to any provision of the Delaware Act or the Declaration of Trust or these Bylaws, (iv) any action to interpret, apply, enforce or determine the validity of the Declaration of Trust or these Bylaws or (v) any action asserting a claim governed by the internal affairs doctrine shall be the Court of Chancery of the State of Delaware, or, if the Court of Chancery of the State of Delaware does not have jurisdiction, the Superior Court of the State of Delaware (each, a
"Covered Action").  Any person purchasing or otherwise acquiring or holding any interest in shares of beneficial interest of the Trust shall be (i) deemed to have notice of and consented to the
provisions of this Section 3, and (ii) deemed to have waived any argument relating to the inconvenience of the forums referenced above in connection with any action or proceeding described in this Section 3.

       If any Covered Action is filed in a court other than
the Court of Chancery of the State of Delaware or the Superior
Court of the State of Delaware (a "Foreign Action") in the name of any shareholder, such shareholder shall be deemed to have
consented to (i) the personal jurisdiction of the Court of Chancery of the State of Delaware and the Superior Court of the State of
Delaware in connection with any action brought in any such courts to enforce the first paragraph of this Section 3 (an "Enforcement
Action") and (ii) having service of process made upon such
shareholder in any such Enforcement Action by service upon such shareholder's counsel in the Foreign Action as agent for such shareholder.  Furthermore, except to the extent prohibited by any provision of the Delaware Act or the Declaration of Trust, if any
shareholder shall initiate or assert a Foreign Action without the written consent of the Trust, then each such shareholder shall be obligated jointly and severally to reimburse the Trust and any officer or Trustee of the Trust made a party to such proceeding for all fees, costs and expenses of every kind and description
(including, but not limited to, all reasonable attorneys' fees and other litigation expenses) that the parties may incur in connection with any successful motion to dismiss, stay or transfer such
Foreign Action based upon non-compliance with this Section 3.

       If any provision or provisions of this Section 3 shall
be held to be invalid, illegal or unenforceable as applied to any person or circumstance for any reason whatsoever, then, to the fullest extent permitted by law, the validity, legality and
enforceability of such provision(s) in any other circumstance and of the remaining provisions of this Section 3 (including, without limitation, each portion of any sentence of this Section 3
containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) and the application of such provision to other persons and circumstances shall not in any way be affected or impaired thereby.